CONCEPT COMMUNICATIONS, INC.
  650 Massachusetts Ave. N.W., Suite 200, Washington, D.C.  20001
          Telephone:  (202) 789-2124  Fax:  (202) 408-8891




February 20, 1996

BY COURIER

The Nostalgia Network, Inc.
650 Massachusetts Avenue, N.W.
Washington, D.C. 20001-3744

Dear Sirs:

     Concept Communications, Inc. ("Concept") is currently in possession of certain outstanding promissory notes issued by The Nostalgia Network, Inc. ("Nostalgia") in favor of Concept in total principal amount of Eleven Million Dollars ($11,000,000). These particular promissory notes were issued: December 1994 in principal amount of $2,500,000, March 1995 in principal amount of $4,000,000, July 1995 in principal amount of $1,500,000, October 1995 in principal amount of $2,000,000 and January 1996 in principal amount of $1,000,000 (collectively referred to herein as the "Extended Notes"). These five promissory notes, as modified by a letter agreement between Nostalgia and Concept dated March 29, 1995, became due and payable in full on February 1, 1995, but remain outstanding as of this date. Nostalgia has also requested that Concept loan it an additional One Million Dollars ($1,000,000).

     As an inducement for Concept to extend the maturity date of the Extended Notes and as a further inducement for Concept to loan Nostalgia One Million Dollars ($1,000,000), Nostalgia and
Concept agree as follows:

1. Other provisions in any of the Extended Notes notwithstanding, the full amount of principal and accrued interest on all of the Extended Notes shall be due and payable in full on May 1, 1996.

2. Other understandings or agreements notwithstanding, each of the Extended Notes providing for an increased rate of interest upon maturity will continue to accrue interest from February 1, 1996, at the increased rate specified in each note. The particular promissory note issued to Concept December 16, 1994, in the principal amount of $2,500,000, will continue to accrue interest at the rate provided in that promissory note, as modified in a letter agreement between Concept and Nostalgia dated March 29, 1995.


3. The first paragraph of Subsection A of Section 1 of that certain Security Agreement between Concept and Nostalgia dated January 4, 1996, is hereby amended to read as follows:

     "1.  The Security Interests.

     A. In order to secure the due and punctual payment of (i) the Note (and all sums which may be owed thereunder) in accordance with the terms thereof, as the Note may be amended from time to time, and (ii) any other promissory notes issued by Debtor and held by Secured Party, and any other obligations (contractual or otherwise) of Debtor to Secured Party, Debtor hereby grants to Secured Party a continuing security interest in the following (hereinafter collectively called the "Collateral"):"

     Please indicate your acceptance of the terms hereof by executing this agreement where indicated below.

                          Very truly yours,

                          CONCEPT COMMUNICATIONS, INC.




                          By: /s/ WERNER G. SEUBERT
                              Werner G. Seubert, Vice-president



ACCEPTED AND AGREED TO:

THE NOSTALGIA NETWORK, INC.




By:

                          PROMISSORY NOTE

$1,000,000                                    Washington, D.C.
Maturity Date:  May 1, 1996                   February 20, 1996

     FOR VALUE RECEIVED, the undersigned, THE NOSTALGIA NETWORK, INC., a Delaware Corporation ("Maker"), hereby promises to pay to the order of CONCEPT COMMUNICATIONS, INC., a Delaware corporation, or any subsequent holder or holders ("Holder") of this Promissory Note (this "Note"), at 650 Massachusetts Avenue, N.W., Washington, D.C., 20001, or at such other place as Holder may from time to time designate in writing, the principal sum of One Million Dollars ($1,000,000), together with all accrued interest on such outstanding balance, in accordance with the terms and provisions of this Note.

1.   Principal and Interest.

     Interest shall accrue on the outstanding principal balance of this Note from February 20, 1996, at the rate of four and eighty-nine hundredths percent (4.89%) per annum, and the principal balance together with all interest accrued thereon, shall be payable on May 1, 1996 (the "Maturity Date"). In the event that the principal balance and all accrued interest is not paid on or before the Maturity Date, interest shall accrue thereafter on all unpaid amounts at a rate increased by two percentage points, or six and eighty-nine hundredths percent (6.89%) per annum.

2.   Payments.

     All payments by Maker hereunder shall be applied (i) first to the interest due and unpaid under this Note, and
(ii) thereafter, to any principal owing under this Note.

3.   Prepayment.

     Maker shall have the right to prepay, in part or in full, without penalty, this Note (together with all accrued interest to the date of prepayment on the amount of principal thus prepaid) at any time or times. The purpose of this loan is to provide a bridge until Maker is able to negotiate an equity investment not less than the principal amount hereof. If this investment occurs prior to the Maturity Date, Maker shall be required to prepay all amounts owed hereunder.

4.   Security.

     This note is secured by a security interest in collateral described in a certain security agreement between Payee and Maker dated January 4, 1996 (the "Security Agreement") as modified by a letter agreement between Payee and Maker of even date herewith (otherwise referred to as the "Loan and Debt Extension Agreement"). The rights and obligations of the parties with respect to the above-mentioned collateral are stated in the Security Agreement as modified by the Loan and Debt Extension Agreement.

5.   Waiver Regarding Notice.

     Maker waives presentment, demand and presentation for payment, protest and notice of protest, and, except as otherwise specifically provided herein, any other notices of whatever kind or nature, bringing of suit and diligence in taking any action to collect any sums owing hereunder. From time to time, without in any way affecting the obligation of Maker to pay the outstanding principal balance of this Note and any interest accrued thereon and fully to observe and perform the covenants and obligations of Maker under this Note, without giving notice to, or obtaining the consent of, Maker, and without any liability whatsoever on the part of Holder, Holder may, at its option, extend the time for payment of interest hereon and/or principal of this Note, reduce the payments hereunder, release anyone liable on this Note or accept a renewal of this Note, join in any extension or subordination, or exercise any right or election hereunder. No one or more of such actions shall constitute a novation or operate to release any party liable for or under this Note, either as Maker or otherwise.

6.   Events of Default.

     Each of the following shall constitute an "Event of Default" hereunder:

          a. Maker's failure to make any required payment of principal and/or interest under this Note, or any other amount due and payable under this Note on or before the date on which such payment is due under this Note;

          b. Maker's failure to make any required payment when due of any other amounts owed by Maker to Holder; and

          c. Maker's insolvency, general assignment for the benefit of creditors, or the commencement by or against Maker of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of Maker's debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for Maker or for all or any substantial part of Maker's assets.

7.   Acceleration.

     Upon the occurrence of an Event of Default, Holder shall have the right to cause the entire unpaid principal balance, together with all accrued interest thereon, reasonable attorneys' and paralegals' fees and all fees, charges, costs and expenses, if any, owed by Maker to Holder, to become immediately due and payable in full by giving written notice to Maker.

8.   Remedies.

     Upon the occurrence of an Event of Default, Holder may avail itself of any legal or equitable rights which Holder may have at law or in equity or under this Note, including, but not limited to, the right to accelerate the indebtedness due under this Note as described in the preceding sentence. The remedies of Holder as provided herein shall be distinct and cumulative, and may be pursued singly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. Failure to exercise any of the foregoing options upon the occurrence of an Event of Default shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other Event of Default, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy. Holder shall have no duty to exercise any or all of the rights and remedies herein provided or contemplated. The acceptance by Holder of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing rights or remedies at that time, or nullify any prior exercise of any such rights or remedies without the express written consent of Holder.

9.   Expenses of Collection.

     If this Note is referred to an attorney for collection, whether or not suit has been filed or any other action instituted or taken to enforce or collect under this Note, Maker shall pay all of Holder's costs, fees (including reasonable attorneys' and paralegals' fees) and expenses in connection with such referral.

10.  Governing Law.

     The provisions of this Note shall be governed and construed according to the law of the District of Columbia, without giving effect to its conflicts of laws provisions.

11.  No Waiver.

     Neither any course of dealing by Holder nor any failure or delay on its part to exercise any right, power or privilege hereunder shall operate as a waiver of any right or remedy of Holder hereunder unless said waiver is in writing and signed by Holder, and then only to the extent specifically set forth in said writing. A waiver as to one event shall not be construed as a continuing waiver by Holder or as a bar to or waiver of any right or remedy by Holder as to any subsequent event.

12.  Notices.

          a. All notices hereunder shall be in writing and shall either be hand delivered, with receipt therefor, or sent by Federal Express or similar courier, with receipt therefor, or by certified or registered mail, postage prepaid, return receipt requested, as follows:

     If to Maker:   The Nostalgia Network, Inc.
                     650 Massachusetts Avenue, N.W.
                     Washington, D.C.  20001
                     Attn:  President

     If to Holder:  Concept Communications, Inc.
                     650 Massachusetts Avenue, N.W., Second Floor
                     Washington, D.C.  20001

Notices shall be effective when received; provided, however, that if any notice sent by courier or by certified or registered mail is returned as undeliverable, such notice shall be deemed effective when mailed or given to such courier.

          b. Either of the foregoing persons may change the address to which notices are to be delivered to it hereunder by giving written notice to the others as provided in this Paragraph
13.

13.  Severability.

     In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.  Limitations of Applicable Law.

     In the event the operation of any provision of this Note results in an effective rate of interest transcending the limit of the usury or any other law applicable to the loan evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by any party to this Note, be applied to the unpaid principal balance of this Note immediately upon receipt of such monies by Holder, with the same force and effect as though Maker had specifically designated such extra sums to be so applied to the unpaid principal balance and Holder had agreed to accept such extra payment(s) as a prepayment.

15.  Captions.

     The captions herein are for convenience of reference only and in no way define or limit the scope or content of this Note or in any way affect its provisions.

16.  Debtor-Creditor Relationship.

     Holder shall in no event be construed for any purpose to be a partner, joint venturer or associate of Maker, it being the sole intention of the parties to establish a relationship of debtor and creditor.

17.  Time of the Essence.

     It is expressly agreed that time is of the essence in the performance of the obligations set forth in this Note.



     IN WITNESS WHEREOF, Maker has executed this Promissory Note on this twentieth day of February, 1996, pursuant to due authority.


                               MAKER:

ATTEST:                        THE NOSTALGIA NETWORK, INC.,
                                 a Delaware corporation



_____________________________  By:___________________________
   Daniel C. Holdgreiwe           Jack Heim
   Secretary                      President